Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, (the “Agreement”) dated this 26th day of March, 2010 is made by and between Global Defense Technology & Systems, Inc., a Delaware corporation (“GTEC”) and Global Strategies Group (North America) Inc., a Maryland corporation (“GNA”, with GTEC and the Company referred to as the “Company”), and John F. Hillen, III (the “Executive”).

WHEREAS, the GNA and the Executive previously entered into an Employment Agreement effective of August 18, 2008, as subsequently amended (the “Prior Agreement”); and

WHEREAS the Company and the Executive desire to amend and restate the terms of the Prior Agreement.

In consideration of the foregoing and the covenants below, the Company and Executive agree as follows:

1.	Employment.

(a) During the Term (as defined in Section 2 hereof), GNA shall employ Executive and Executive shall render services to GNA as President and to GTEC as President and Chief Executive Officer. Executive shall perform during his employment with GNA such duties and exercise such powers in relation to the business of the Company commensurate with his positions with the Company.

(b) During the Term, Executive shall report to the Board of Directors of GTEC (the “Board”).

(c) Executive shall perform such actions consistent with his position and such other duties as may from time to time be assigned to him by the Board. In the performance of his duties, Executive shall comply with such limits on Executive’s authority in his positions with the Company as the Board may from time to time impose. Executive shall devote his full and exclusive business time and best efforts to the performance of his duties under this Agreement and shall perform them faithfully and diligently; provided that Executive may (i) serve on civic, charitable or, with the Board’s consent, corporate boards or committees and (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and retain any remuneration received therefore as long as such activities do not, in the Board’s judgment, interfere with the performance of his duties hereunder.

2.	Term of Employment.

The Executive’s employment with GNA commenced on August 18, 2008 under the terms of the Prior Agreement (the “Original Effective Date”). Pursuant to the terms of the Prior Agreement, the term of Executive’s employment is currently extended until August 18, 2010 (the

“Initial Expiration Date”). Subject to the provisions of this Section 2 and earlier termination pursuant to Section 4 below, the term of this Agreement shall end on the Initial Expiration Date, provided that, subject to earlier termination pursuant to Section 4 below, commencing on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than six (6) months prior to the expiration of the then-existing term, the Company or the Executive shall have given notice not to extend the term of this Agreement; and provided, further, that if a Change of Control (as defined herein) of GTEC shall have occurred during the original or any extended term of the Executive’s employment pursuant to this Agreement, the term of the Executive’s employment pursuant to this Agreement shall continue in effect for a period of twelve (12) months from the date on which such Change of Control occurred. All periods during which the Executive is employed hereunder shall hereinafter be referred to as the “Term.”

3.	Compensation.

(a) Salary. As full compensation for Executive’s services under this Agreement, Executive shall be entitled to an annual gross salary at the rate of $400,000 US Dollars (“Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll practices. If Executive’s employment begins or terminates part way through a payment period, his Base Salary will be prorated based on the actual number of days included in the period. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes. The Base Salary may be increased from time to time at the discretion of the Board.

(b) Bonus. In addition to his Base Salary, Executive will also be considered for an annual bonus with a performance-based target of 80% of the Base Salary (the “Target Bonus Amount”). Performance objectives for Company’s financial year (“Financial Year”) will be determined by the Board or a committee thereof generally during the first ninety (90) days of the Financial Year. The actual amount of any bonus shall be determined in the sole discretion of the Board. Receipt by Executive of a bonus in relation to any Financial Year is not to be regarded as establishing an entitlement on the part of Executive to receive a bonus in relation to subsequent Financial Years or as to the amount of any such bonus. Bonuses are subject to Executive still being employed by the Company at the date payment is due and to his not being under notice of termination on that date either given by Executive or the Company. The Target Bonus Amount may be increased from time to time at the discretion of the Board.

(c) Equity Compensation.

(i) Grants. The Executive will be eligible for stock option grants “Options” in the sole discretion of the Board taking into account the Executive’s performance, the performance of the Company and other factors the Board determines to be relevant. The exercise price of any grants of Options shall be the fair market value of the underlying shares on the date of grant, as determined by the Board in accordance with the terms of the Plan and each Option shall vest as provided by the Board at the time of grant.

(ii) Accelerated Vesting. Notwithstanding anything herein to the contrary, in the event of a Change in Control (as defined below), if the Executive’s Options are assumed or continued by the GTEC or its successor entity, including the parent of the GTEC or its successor, in the sole discretion of the parties to the Change in Control transaction and thereafter remain in effect following such Change in Control, then all Options held by the Executive shall be deemed vested and exercisable in full as of immediately prior to the date on which the Executive’s employment with the Company and its subsidiaries or successor entity terminates if (i) such termination occurs within six (6) months following such Change in Control and (ii) such termination is either by the Company (or successor entity) without Cause or by the Executive for Good Reason. If, following a Change in Control, to the extent that Options are not assumed or continued by the GTEC or its successor entity, including the parent of the GTEC or its successor, then, subject to the Executive’s continued employment with the GTEC through the date of the Change of Control, vesting of such outstanding Options will accelerate to 100% as of immediately prior to the effective date of the Change in Control. All Options will cease to vest upon death, disability or termination of employment.

4.	Termination of Employment.

(a) General. Notwithstanding Section 2 above, the Company may terminate Executive’s employment prior to expiration of the Term for any of the following reasons: (i) as a result of his death or Disability as provided in Section 4(b) below, (ii) for Cause as provided in Section 4(c) below or (iii) without Cause as provided in Section 4(d) below.

(b) Termination due to Death; Disability. The Term shall terminate on Executive’s death or Disability, at which time the Company’s obligations under this Agreement to pay further compensation shall cease forthwith, except that the Company shall pay Executive (or his estate or legal representative, as the case may be), in full and complete satisfaction of all of the Company’s obligations under this Agreement, the following: (i) any accrued but unpaid Base Salary prorated on a daily basis up to the date of such termination; (ii) subject to submission of all required documentation, reimbursable expenses accrued (but unpaid) as of the date of such termination of the Executive’s employment; (iii) any accrued but unused vacation days paid at a rate determined consistently with Company policy; and (iv) any vested and accrued employee benefits payable under the Company’s employee benefit plans (collectively, the “Accrued Rights”). As used in this Agreement, the term “Disability” shall mean a physical or mental disability or incapacity of Executive, whether total or partial, that, in the good faith determination of the Board, has prevented him from performing substantially all of his duties under this Agreement during a period of two consecutive months or for one hundred eighty (180) days during any twelve (12) month period (or such longer period as may be required to comply with applicable law).

(c) Termination for Cause. If Executive (i) willfully fails to perform his duties hereunder in a material manner and such failure shall not be discontinued promptly after written notice to Executive thereof (which notice shall be signed by the Board or a designated officer of the Company and refer to a breach of the Employment Agreement); (ii) is charged with or indicted for a felony or other crime casting doubt on Executive’s trustworthiness or integrity; (iii) (A) materially breaches any of his covenants under Sections 5(a) through 5(d) hereof or (B) knowingly and materially breaches any of his covenants under Section 5(e) hereof; (iv) commits any act of dishonesty that is intended to result in personal enrichment of the Executive at the expense of the Company or (v) in bad faith, commits any act or omits to take any action, to the material detriment of the Company (each of the foregoing (i) - (v) constituting “Cause”); then the Company may at any time by written notice terminate Executive’s employment and the Term, and Executive shall have no right to receive any compensation or benefit from the Company hereunder on and after the effective date of such notice, except for any Accrued Rights.

(d) Termination Without Cause. Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company, in the sole discretion of the Board, shall have the right to terminate Executive’s employment during the Term at any time and for any reason, without Cause by written notice to Executive. In the event that Executive’s employment is terminated without Cause, then, provided the Executive has incurred a “separation from service” within the meaning of Section 409A of the Code and applicable Treasury Regulations (a “Separation from Service”), and subject to the Executive’s execution and non-revocation of an effective general release of claims in favor of the Company in a form delivered by the Company to the Executive within the applicable consideration period specified in the release (not to exceed thirty (30) days following such delivery) (which delivery will be made within seven days following Executive’s Separation from Service with the Company), the Company shall pay Executive as severance an aggregate amount equal to:

(i) Twelve (12) months of his Base Salary (or twenty-four (24) months of his Base Salary if such termination of employment occurs within six (6) months following a Change in Control);

(ii) notwithstanding the requirement of Section 3(b) that the Executive be employed on the bonus payment date, the amount of any unpaid bonus which has been earned by the Executive for any Financial Year preceding the termination of the Executive’s employment in respect of which such compensation is paid or payable;

(iii) 100% of the Target Bonus Amount for the Financial Year during which the termination occurs (or 200% of the Target Bonus Amount if such termination of employment occurs within six (6) months following a Change in Control).

All payments due under this Section 4(d) are subject to Section 7(k). Subject to the other terms of this paragraph, his severance shall be payable as and when Executive’s Base salary or bonus would otherwise have been paid (and in the case of Base Salary, in accordance with the Company’s regular payroll payment practices) but in the case of the bonus amount, no later than March 15 of the year following the year during which the Executive is notified of his termination from the Company with the date of such payment determined by the Company. Notwithstanding the foregoing sentence, if the Executive incurs a Separation from Service within two (2) years following the occurrence of a Change in Control that also constitutes a change in the ownership or effective control of GTEC or a change in the ownership of a substantial portion of the assets of GTEC, in all cases within the meaning of Treasury Regulation Section 1.409A-3(i)(5), severance payments to which the Executive is entitled under this Section 4(d) shall, except as limited below, be paid in a single lump sum on the First Payment Date (as defined below). In the event of a Separation from Service prior to August 18, 2011 (the expiration date of the term of the Prior Agreement in effect on the date of this amended and restated Employment Agreement), the Change in Control lump-sum payment rule shall not apply to any amount which would be treated as nonqualified deferred compensation (within the meaning of Section 409A of the Code) under the Prior Agreement as in effect immediately prior to this amended and restated employment agreement and any such amount of nonqualified deferred compensation shall be paid in accordance with the rules of the second sentence of this paragraph. Notwithstanding any provision of this Agreement to the contrary, no severance payments otherwise payable under this Section 4 shall be paid prior to the 60th day following the date of the Executive’s Separation from Service with the Company (the “First Payment Date”) and any such amounts that otherwise would have been paid prior to the First Payment Date shall be paid on the First Payment Date. The Company shall have no other liability to Executive other than for the Accrued Rights or as otherwise required by law. Notwithstanding the foregoing provisions of this Section 4(d), the payments described in this Section 4(d) shall immediately cease and be irrevocably forfeited if the Executive violates any of the restrictive covenants contained in Section 5 of this Agreement.

(e) Termination By Executive For Good Reason. If Executive terminates his employment for Good Reason then such termination shall be treated as a termination of Executive’s employment by the Company without Cause under Section 4(d) of this Agreement. For purposes of this Agreement, “Good Reason” shall mean (A) the assignment to Executive of any duties materially and adversely inconsistent with his position as set forth in Section l(a) of this Agreement including, but not limited to status, office or responsibilities as contemplated under Section 1 herein, (B) a change in the Executive’s reporting relationship such that he no longer reports directly to the Board, (C) a material breach by the Company of any material provision of this Agreement, or (D) the relocation of the Executive’s office as assigned to him by the Company to a location more than fifty (50) miles from the Executive’s office prior to the date of such relocation, except for travel reasonably required in the performance of Executive’s Responsibilities. The Executive must notify the Company in writing of the existence of a condition constituting Good Reason within ninety (90) days of the first occurrence of the condition and the Company shall have thirty (30) days thereafter during which to cure such event. Executive shall not be entitled to resign for Good Reason during such thirty (30) day period or in the event such condition is cured. Executive’s resignation for Good Reason must be effective no later than one hundred eighty (180) days following the first occurrence of a condition constituting Good Reason.

(f) Other Terminations By Executive. During the Term, Executive may in his discretion without Good Reason terminate his employment with the Company by giving the Company at least ninety (90) days written notice of his decision to terminate his employment (or thirty (30) days if the Executive is terminating his employment in order to accept a position with the U.S. Government).

(g) Cooperation. Executive agrees that following any termination of his employment, he shall co-operate with the Company in winding up or transferring to other

Executives or members of the Board of the Company or such other individuals as may be directed by the Board of any pending work and shall also co-operate with the Company (to the extent allowed by law and at the Company’s expense) in connection with any action (i) brought by any third party against the Company or (ii) brought by the Company against any third party, in either case that relates to Executive’s duties; provided that such cooperation does not unreasonably interfere with Executive’s subsequent employment. The Company and Executive agree that their obligations under this Section 4(g) shall survive the termination of the Term.

(h) For purposes of this Agreement, “Change in Control” means the occurrence of either of the following:

(i) the acquisition of more than 50% of the combined voting power of GTEC’s then total outstanding voting securities by any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than (x) GTEC or any affiliate of GTEC, (y) any employee benefit plan of GTEC or any trustee or other fiduciary holding securities under an employee benefit plan of GTEC (or its subsidiaries), or (z) Contego Systems LLC, Kende Holding kft, Global Strategies Group Holding S.A., or any of their affiliates or successor entities (any such person or group an “Acquiring Person”); or

(ii) the consummation of a merger or consolidation of GTEC with any other corporation or other entity, following which the voting securities of GTEC outstanding immediately prior to such merger or consolidation no longer represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of GTEC or such surviving entity or any direct or indirect parent thereof outstanding immediately after such merger or consolidation; or

(iii) the stockholders of GTEC approve a plan of complete liquidation or dissolution.

5.	Restrictive Covenants.

(a) Non-Competition. For so long as Executive is employed by the Company, and for a period of twelve (12) months after the termination of Executive’s employment with Company for which he receives severance payments under Section 4(d) (without regard to whether such severance is paid in a lump sum) (the “Non-Competition Period”), Executive shall not, directly or indirectly, compete with, be engaged in the same business as, be employed by, act as a consultant to, or be a director, officer, Executive, owner or partner of, any business or organization which competes with or is engaged in the same business as the Company and its subsidiaries are now engaged in or hereafter engages in during the Non-Competition Period; provided that Executive’s ownership of the stock of any publicly traded entity or mutual fund will not be treated as a violation of this Section 5(a) if such ownership does not result in Executive’s indirect ownership of more than l% of the outstanding class of any equity securities of an entity that is competitive with the Company and its subsidiaries.

(b) Non-Solicitation. For so long as Executive is employed by the Company, and for a period of twelve (12) months after the termination of Executive’s employment for any reason (the “Restrictive Period”), the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, or (iii) induce or attempt to induce any customer, developer, client, member, supplier, licensee, licensor, franchisee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries, or in any way interfere with the relationship between any such customer, developer, client, member, supplier, licensee or business relation and the Company or any of its subsidiaries. The foregoing shall not limit serving as a reference upon request with regard to an entity with which Executive is not affiliated.

(c) Non-Disparagement. During the Restrictive Period, Executive shall not, through aid, assistance or counsel, on Executive’s own behalf or on behalf of any other person or entity, by any means, issue or communicate any public statement that may be critical or disparaging of the Company or any of its subsidiaries, its products, services, officers, directors or employees (other than in the good faith performance of his duties while employed by Company); provided the foregoing shall not apply to truthful statements made in compliance with legal process or government inquiry. During the Restrictive Period, the Company shall not, through aid, assistance or counsel, on Company own behalf or on behalf of any other person or entity, by any means, issue or communicate any public statement that may be critical or disparaging of Executive; provided the foregoing shall not apply to truthful statements made in compliance with legal process or government inquiry.

(d) Confidential Information.

(i) Executive agrees that during his employment with the Company he will have access to Confidential Information of the Company and its subsidiaries to enable him to optimize the performance of his duties to the Company. Executive agrees to use such Confidential Information solely for the Company and its subsidiaries’ benefit during his employment hereunder. Executive agrees that upon the termination of his employment in accordance with Section 4, the Company shall have no obligation to provide or otherwise make available to him any of its Confidential Information. Executive understands that “Confidential Information” means any of the Company or its subsidiaries’ proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer/client lists and customers/clients (including, but not limited to, customers/clients of the Company or its subsidiaries on whom Executive called or with whom Executive became acquainted during the Term), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to him by the Company or its subsidiaries either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrong act or omission of his or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

(ii) Executive agrees, at all times during the Term and thereafter, to hold in strictest confidence, and not to use, except for the exclusive benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company or its subsidiaries.

(iii) Executive agrees that he shall not, during the Term and thereafter, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of the Company or its subsidiaries any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(iv) Executive recognizes that the Company and its subsidiaries have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company and its subsidiaries’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

(v) Executive will at all times during this Agreement be in a position to make use of information in the performance of his duties. However, if he has any concerns as to whether or not it is appropriate for him to use such information he must draw it to the attention of the Board, who will give appropriate advice.

(vi) Executive agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all Confidential Information, including, but not limited to, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to his employment with the Company or otherwise belonging to the Company, its subsidiaries, their successors or assigns.

(vii) In the event that Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to his new employer about his rights and duties under this Agreement.

(viii) If Executive breaches his obligation of confidentiality hereunder, Executive shall be liable to the Company for all damages (direct or consequential) incurred as a result of Executive’s breach.

(e) No other agreement, grant or plan shall require Executive to limit his post employment activities beyond that set forth herein or condition any payment or benefit on any greater limitation.

(f) Severability; Relief. The covenants of this Agreement shall be severable, and if any of them is held invalid because of its duration, scope of area or activity, or any other reason, the Parties agree that such covenant shall be adjusted or modified by the court to the extent necessary to cure that invalidity, and the modified covenant shall thereafter be enforceable as if originally made in this Agreement. Executive acknowledges that his services are unique and the restrictions contained in this Section 5 will not impair Executive’s ability to earn a living in any businesses other than those businesses from which Executive is prohibited during the time of such restriction. The Parties agree that the violation of any covenant contained in this Section 5 may cause immediate and irreparable harm to Company or the Executive, as the case may be, the amount of which may be difficult or impossible to estimate or determine. If a Party violates any covenant contained in this Section 5, the other Party shall have the right to equitable relief by injunction or otherwise (and no bond or other security shall be required in connection therewith), in addition to all other rights and remedies afforded by law. In addition, in the event of an alleged breach or violation by either Party of any of Sections 5(a) through (c), the Restrictive Period shall be tolled until such breach or violation has been duly cured. The Parties agree that the restrictions contained in Section 5 are reasonable.

6.	Representations, Warranties and Agreements.

Executive hereby represents, warrants and agrees as follows:

(c) Ability to Perform. Executive is free to enter into this Agreement, and to keep fully and perform all of Executive’s agreements, covenants and conditions hereunder. Executive has not done and will not do any act or thing nor make any agreement, commitment, grant or assignment which might interfere with or impair the complete enjoyment of the rights granted and the services to be rendered to the Company. Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of Executive’s duties hereunder or the other rights of the Company hereunder. Executive is aware of no impediments or restraints that would hinder the performance of Executive’s duties under this Agreement. This Agreement constitutes the valid and legally binding obligation of Executive, duly enforceable against Executive in accordance with the terms hereof.

(d) Indemnification. Executive shall indemnify and hold the Company harmless from and against, any and all liability, claims, actions, penalties and expenses, including attorney’s fees and expenses, which the Company may suffer by reason of any breach or alleged breach of any representation, warranty or agreement made by Executive under this Section 6. To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Executive from and against any and all liability, claims, actions, penalties and expenses, including attorneys’ fees and expenses, which the Executive may suffer by reason of the performance of his duties on behalf of the Company. The provisions of this Section 6(b) are in addition to, and not in derogation of, the indemnification provisions of the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and any Indemnification Agreement between the Company and the Executive.

7.	Miscellaneous.

(a) Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive the Term.

(b) Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(c) Assignment. This Agreement is not assignable by either party; provided, however, that the Company shall have the right to assign this Agreement to any person or entity controlling, controlled by or under common control with the Company, or to any person or entity to whom or which the business of the Company may be transferred. All covenants and agreements hereunder shall inure to the benefit of and be binding, upon the Company’s successors and assigns. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed in that state, without reference to its principles of conflicts of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in the State of Maryland for any lawsuit filed there against Executive by the Company concerning his employment or the termination of his employment or arising from or relating to this Agreement. Each of the parties hereto irrevocably waives any and all right to a trial by jury in any legal proceeding arising out of or related to this Agreement. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, each party shall pay its own fees and costs in connection therewith.

(e) Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or when mailed by registered mail, return receipt requested, to the parties at the following addresses (or at such other address as a party may specify by notice given hereunder to the other):

If to the Company at:

Global Defense Technology & Solutions, Inc.

1501 Farm Credit Drive, Suite 2300

McLean, VA 22102-5011

if to Executive at the last address on file with the Company’s Human Resource department.

(f) Enforceability. If any term or provision or part of this Agreement is invalid, illegal or unenforceable, in whole or in part, such term or provision or part shall to that extent be deemed not to form part of this Agreement, but the validity and enforceability of the remainder of this Agreement shall not be affected, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If any covenant should be deemed invalid, illegal or unenforceable because its scope or area is considered excessive, such covenant shall be modified so that the scope or area of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(g) Waiver. The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(h) Complete Agreement. This Agreement supersedes all prior or contemporaneous agreements between the parties with respect to its subject matter, and is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, and cannot be changed or terminated except by a writing signed by the parties.

(i) Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

(k) Section 409A Compliance and Specified Employee.

(i) Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409-3(i)(1)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(ii) If the Executive is treated as a “specified employee” (as determined by the Company in its discretion in accordance with applicable regulations under Section 409A of the Code) at the time of his or her separation from service (within the meaning of Section 409A of the Code) from the Company and each employer treated as a single employer with the Company under Section 414(b) or (c) of the Code, and if any amount(s) of nonqualified deferred compensation (within the meaning of Section 409A of the Code) are payable by the Company or a member of the Group by reason of the Executive’s separation from service, then payment of the amounts so treated as nonqualified deferred compensation which would otherwise be payable during the six (6) month period following the Executive’s separation from service will be withheld by the payer and paid in a single lump sum on the earliest of (i) the first business day which is at least six (6) months and one (1) day following the date of such separation from service, (ii) the death of the Executive, or (iii) such earlier date on which payment is permitted under Section 409A(a)(2)(B) of the Code. The rules of this section are intended to comply with Section 409A(a)(2)(B) of the Code and shall be interpreted consistent with such section. Any series of payments due under this Agreement shall for all purposes of Section 409A of the Code be treated as a series of separate payments and not as a single payment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Global Defense Technology & Systems, Inc.

By:	/s/ Thomas R. Wilson
Its:	Chairman of the Board

Global Strategies Group (North America) Inc.

By:	/s/ Thomas R. Wilson
Its:	Chairman of the Board

John F. Hillen, III (“Executive”)

/s/ John F. Hillen, III